Exhibit 99.1

3rd Quarter Report:  August 1 – October 31, 2013

Joseph (No. 339);  Asher-Menashe (No. 334), and Jordan Valley (No. 393) Licenses

Here is Zion's report for the three-month period August 1 – October 31, 2013:

On July 31, 2013, Zion Oil & Gas, Inc. (“Zion” or the “Company”) submitted its 2nd Quarter Report for 2013 to the Petroleum Commissioner.

On August 5, 2013, the Company timely filed its Q2 2013 Quarterly Financials (Form 10-Q) with the U.S. Securities and Exchange Commission (“SEC”). Zion's SEC filings are available for review at: www.zionoil.com/sec-reports.

Effective September 1, 2013, Mr. William H. Avery re-joined the Zion Board of Directors.  From 2001 to 2007, Mr. Avery worked on a broad variety of administrative, financial and legal matters for Zion, including serving as VP of Finance and Treasurer from 2003 to 2007.  He worked full time as Executive VP, Treasurer and director starting in 2007 with responsibility for administration, finance and legal until 2010. From December 2012 to now, he has served as General Counsel. Mr. Avery has a BBA in Finance and Economics from Southern Methodist University and a Juris Doctor from Duke University.

In early August 2013, Aaron Kahn notified us by letter that he was resigning from his employment with Zion. Mr. Kahn’s departure was effective as of August 31, 2013.  As of October 10, 2013 Zion entered into an employment agreement with Ms. Orna Buch Leviatan, a M.Sc. degree graduate geologist with over two years of experience at the Geological Survey of Israel, to work for Zion full time, starting December 1, 2013.

In September, Zion joined the Texas-Israel Chamber of Commerce (http://texasisrael.org/). The Chamber was established in 2007 by business leaders in all major Texas cities, along with the Israel-American Chamber of Commerce and the Texas Governor’s office, with the sole mission of being the primary resource for economic development between Texas and Israel.

In September, Zion filed with the Texas Secretary of State for the use of the name “Zion Drilling” for its future drilling subsidiary in Israel.  Zion has the trademark “Zion Drilling” listed with the United States Patent and Trademark Office and has filed this trademark with the World Intellectual Property Organization in Geneva, Switzerland and with the Israel Trademark Office.  Establishing the trademark for “Zion Drilling” is in anticipation of forming the entity at the appropriate time after we obtain our newest license and prepare to drill our next deep well.

With regard to Zion's petroleum exploration license areas, our exploration and operations plans are:

New Megiddo-Jezreel License Application

On October 22, 2013, Israel’s Advisory Petroleum Council met to discuss our new license application and recommended that our application be approved. As of the date of this report, we are still awaiting official receipt of the new Megiddo-Jezreel License.

License #339/Joseph

On May 12, 2013, we were notified that our Joseph License was extended until October 10, 2013 (only six months even though we applied for a full year) to allow for an orderly plugging and abandonment of the Ma’anit Rehoboth #2 and Ma’anit Joseph #3 wells. As of the date of this report, the Company has completed the plugging obligations of the two wells within the Joseph License area. The Company acknowledges its obligation to complete the abandonment of the two wells in accordance with guidance from the Environmental Ministry even though the Joseph License period has technically expired.

License #334/Asher-Menashe

On October 31, 2013, Mr. Amir Tirosh, Lapidoth’s CFO informed us via email as follows:  “Please be advised that unfortunately, we [Lapidoth] were caught with the string during final stages of the current well. In this stage we cannot foresee the conclusion of the current drilling campaign and therefore cannot commence the Elijah3 project on November 10, as expected. We will advise you immediately when we have new information about progress in the current drilling.” Therefore, our plans to re-enter the Elijah #3 well in mid-November are currently on hold until we receive further word from Lapidoth.  After the rig is moved onto the wellsite and rigged up, we plan to perforate the zone of interest, fluid stimulate the carbonate rock, and perform a drill stem test of the zone. If the test is positive, the Company will contact the Petroleum Commissioner’s office to discuss future plans.  If the outcome of the test is negative, the Company plans to initiate plugging and abandonment (“P&A”) procedures immediately.

License #393/Jordan Valley

As we reassessed our existing seismic data to prepare to submit our new Megiddo-Jezreel License application, we identified several exploration leads in our existing Jordan Valley License area. In June 2013 we entered into a contract with Geomage, an Israel-based geophysical company, to reprocess existing seismic lines in an effort to improve our subsurface imaging ability in both the Jordan Valley and proposed Megiddo-Jezreel License areas. This effort will aid us in high-grading exploration leads in both areas to develop them into drillable prospects. We continue to reprocess additional lines with Geomage.

Direct Stock Purchase Plan

In late March 2013, we launched a Dividend Reinvestment and Common Stock Purchase Plan (the “Plan”) that provides new investors and existing stockholders a convenient and inexpensive way to purchase shares of our common stock directly from Zion, without paying a brokerage commission.  As of November 6, 2013, the Company raised approximately $2,120,000 from inception of the Plan by issuing shares and units to shareholders under the Plan.

Expenditures this Quarter:

During the 3rd quarter of 2013, the Company spent directly approximately US $ 377,000 as follows:

•	Joseph License – US $192,000 ($168,000 P&A related and $24,000 License fees).

•	Asher-Menashe License – US $81,000 ($57,000 labor/other related costs and $24,000 License fees).

•	Jordan Valley License – US $10,000 ($7,000 labor related costs and $3,000 License fees).

•	Potential New Megiddo-Jezreel License – US $94,000 ($82,000 labor related costs and $12,000 Geomage seismic reprocessing cost related).

"Yea, the Lord shall give that which is good; and our land shall yield her increase."
                                                                                                                        Psalm 85:12

Blessings and Shalom,

John Brown